DEVELOPMENT DISCONTINUED FOR ANA975, AN EARLY STAGE COMPOUND FOR TREATMENT OF HEPATITIS C
VIRUS INFECTION
Conference Call Scheduled for Friday, July 27 at 8:30am EDT

SAN DIEGO, CA July 26, 2007 — Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS) today announced that it and Novartis have decided to discontinue the development of ANA975, a phase 1b compound for the treatment of hepatitis C virus (HCV) infection. The parties have determined that the results received to date from the ongoing 13 week toxicology study together with the results observed in the previous 13 week toxicology study do not support further clinical evaluation of chronic daily dosing of ANA975 in hepatitis C patients.

“Although we are disappointed to discontinue development of ANA975, our animal toxicology results have convinced us that chronic daily dosing of this compound is inappropriate for further clinical development,” said Lawrence C. Fritz, Ph.D., president and chief executive officer of Anadys. “However, we remain optimistic that TLR7 agonists offer therapeutic potential as effective immunomodulators in multiple disease areas, albeit using alternative dosing schedules, and our plans to develop ANA773 for cancer treatment continue unabated,” Dr. Fritz said.

Anadys continues its development of ANA773, another TLR7 agonist prodrug distinct from ANA975, and expects to file an IND by the end of 2007. Anadys plans to evaluate ANA773 in Phase 1 clinical trials for the treatment of advanced cancer. This program is independent of the Novartis collaboration and is not affected by the decision to discontinue development of ANA975.

First and Second Toxicology Study Results
In June 2006, Anadys and Novartis suspended dosing in their 28-day phase 1b clinical trial of ANA975 in HCV infected patients due to then recently obtained information from pre-clinical 13-week toxicology studies. No clinical observations contributed to this decision. Preliminary analysis of the toxicology information revealed various new observations which appeared consistent with intense immune stimulation in animals. Subsequently, the FDA put the ANA975 IND on full clinical hold. In November 2006, Anadys and Novartis initiated a second 13-week toxicology study to understand better the observations from the first toxicology study and to assist in determining a future course of action for the program.

Analysis of available data from the second 13-week toxicology study, together with the results from the initial 13-week toxicology study led the parties to determine that: 1) chronic daily dosing of ANA975 was unlikely to provide an adequate therapeutic index; and 2) additional preclinical evaluation would be necessary to determine if alternate dosing schedules of ANA975 would support a safety margin sufficient for further development of this compound for the treatment of patients chronically infected with hepatitis C.

About TLR-7
Toll-like receptor 7 (TLR7) is a pattern-recognition receptor that activates the innate immune response. Stimulation of TLR7 induces the release of interferon-alpha and other type I interferons from immune cells, the release of various pro-inflammatory cytokines, the upregulation of co-stimulatory molecules and the development of an adaptive immune response. Small-molecule TLR7 agonists have been shown to have broad antiviral and anticancer effects in preclinical models and in some clinical settings.

Webcast of Conference Call
Anadys will host a conference call tomorrow at 8:30 a.m. Eastern Daylight Time to discuss the discontinuation of ANA975 development in HCV. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 38857175. The webcast and telephone replay will be available through August 10, 2007.

About Anadys
Anadys Pharmaceuticals, Inc., www.anadyspharma.com, is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of viral diseases and cancer. The Company’s programs focus on Toll-Like Receptor-based small molecule product candidates and direct antiviral compounds that inhibit key steps in viral proliferation. The Company has core expertise in medicinal chemistry coupled with cell biology and structure-based drug design, and is developing compounds for the treatment of hepatitis C infection, hepatitis B infection and cancer.

Safe Harbor Language
Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the belief that TLR7 agonists offer therapeutic potential as effective immunomodulators in multiple disease areas, the believed effect of using alternate dosing schedules, as well as the timing and plans for filing an IND for ANA773 and pursuing development activities with ANA773 in advanced cancer. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward- looking statements. In particular, the results of in vitro studies and initial in vivo studies may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will not have unforeseen safety issues, will have favorable results in future clinical trials or will receive regulatory approval. In addition, Anadys’ results may be affected by other factors. In particular, there is no guarantee regarding Anadys’ future involvement with, or value recognition from, the ANA380 program. Anadys’ results may be further affected by risks related to its collaborative relationships with Novartis and LG Life Sciences, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of effort that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its pre-clinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2006 and the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended March 31, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.